January 15, 2026	FOR IMMEDIATE RELEASE
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RAYMOND JAMES TO ACQUIRE CLARK CAPITAL MANAGEMENT GROUP

ST. PETERSBURG, Fla. - Raymond James announced today that it has reached an agreement to acquire Clark Capital Management Group, Inc. (“Clark Capital”). Founded in 1986 by Harry Clark, Philadelphia-based Clark Capital is a leading asset management firm specializing in wealth-focused solutions, with over $46 billion in discretionary assets under management and non-discretionary assets. Clark Capital is recognized as a high-growth firm in the industry and has a track record of strong inflows.

Following the closing of the acquisition, expected by the third calendar quarter of 2026, Clark Capital will maintain its brand and become an independent boutique investment manager within Raymond James Investment Management, a global asset management company and division of Raymond James Financial, Inc. The closing is subject to the satisfaction of customary conditions, including regulatory approvals.

Clark Capital provides custom multi-asset-class solutions, proprietary model portfolios, and ‘40-Act mutual funds to financial advisors and their clients. These investment strategies are supported by Clark Capital’s dedicated high-net-worth service team, which delivers personalized guidance, including wealth planning services, and acts as an extension of advisors’ practices. Together, these services and capabilities build upon and further strengthen Raymond James Investment Management’s existing investment and wealth planning offerings.

“We are delighted to welcome Clark Capital to the Raymond James Investment Management family,” said Scott Curtis, Chief Operating Officer, Raymond James. “The acquisition underscores our commitment to building a leading global asset manager that provides a broad range of innovative investment solutions. Within our multi-boutique structure, Clark Capital is well positioned for accelerated growth, and Raymond James Investment Management will better serve the evolving needs of financial advisors and their clients.”

“This new partnership with Clark Capital will bring together two culturally aligned organizations committed to delivering exceptional service and partnership to financial advisors, and will further position Raymond James Investment Management as a leading player in key advisor-focused channels, including independent firms and turnkey asset management platform segments,” said Paul Shoukry, Chief Executive Officer, Raymond James. “Clark Capital’s mission of offering holistic investment solutions and being a trusted partner to financial advisors completely aligns with Raymond James’ ethos and commitment to clients. Our focus remains on deploying capital by identifying quality opportunities, like Clark Capital, for our continued growth.”

Raymond James Investment Management's global multi-boutique structure, which currently includes Chartwell Investment Partners, ClariVest Asset Management, Cougar Global Investments, Eagle Asset Management, Reams Asset Management, and Scout Investments, combines scalable business, distribution and operational support which allows its independent investment teams to thrive.

“This partnership marks an exciting new chapter for Clark Capital,” said Brendan Clark, CEO of Clark Capital. “Raymond James Investment Management’s culture, strategic vision, and client-first, advisor-centric approach align closely with our own. Their resources and support will enable us to further enhance the advisor and client experience while preserving our brand, values, service model, and mission that have defined Clark Capital since day one.”

Reflecting on Clark Capital’s beginnings, Harry Clark, Founder and Executive Chairman, said, “I founded Clark Capital with a singular focus on putting the client first. Over the years, the firm has grown steadily and purposefully, always keeping both clients and advisors at the center of everything we do. I’m incredibly proud of our team for remaining true to that guiding principle, and I’m excited to have found a partner who shares our unwavering commitment to the client.”

Clark Capital will retain its existing leadership team, brand, investment capabilities, and service model. The partnership is designed to support Clark Capital’s long-term growth while leveraging Raymond James Investment Management’s scale, resources, and distribution capabilities to further enhance product and service innovation, advisor support, and the client experience.

Raymond James & Associates, Inc. acted as financial advisor and Eversheds Sutherland acted as legal advisor to Raymond James in connection with the transaction. Evercore acted as exclusive financial advisor and Paul Weiss acted as legal advisor to Clark Capital.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. Total client assets are $1.77 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.

About Raymond James Investment Management

Raymond James Investment Management is a global asset management company that combines the exceptional insight and agility of individual investment teams with the strength and stability of a full-service firm. Together with our boutique investment managers – Chartwell Investment Partners, ClariVest Asset Management, Cougar Global Investments, Eagle Asset Management, Reams Asset Management, and Scout Investments – we offer a range of investment strategies and asset classes through multiple vehicles. Our focus is on sustainable, risk-adjusted returns and alpha generation. We believe this lineup of institutional-class portfolio managers can help investors meet their long-term business and financial goals. Ultimately, our structure allows affiliated investment teams to focus on what they do best: managing portfolios.

About Clark Capital Management Group, Inc.

Clark Capital Management Group, Inc. is an independent asset management firm providing institutional investment strategies for individual investors, corporations, foundations, and retirement plans. The firm was founded in 1986 by Harry Clark, Executive Chairman, and has been entrusted with over $46 billion in discretionary assets under management and non-discretionary assets as of December 31, 2025. Our investment philosophy is driven by a single-minded focus: to add value for our collective clients. This focus enables us to seek risk-adjusted returns over full market cycles through a disciplined process focused on three principles: meaningful diversification, opportunistic asset allocation, and personalized risk management. It compels us to maintain a long-term perspective and provide innovative investment management strategies that enable advisors to help clients achieve their goals and objectives.

For more information, visit ccmg.com and follow Clark Capital on LinkedIn.